THE GABELLI VALUE 25 FUND INC.

ARTICLES SUPPLEMENTARY

The Gabelli Value 25 Fund Inc., a Maryland corporation (the “Corporation”) registered as an open-end management investment company under the Investment Company Act of 1940, as amended, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The aggregate number of shares of common stock, par value $0.001 per share (the “Common Stock”), of the Corporation that the Corporation has authority to issue is hereby increased by fifty million (50,000,000) shares of Common Stock, all fifty million (50,000,000) of which are classified as Class T Common Stock.

SECOND: The shares of Class T Common Stock classified as set forth in Article FIRST hereof shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of a class of Common Stock as set forth in the charter of the Corporation.

THIRD: Immediately before the increase and classification of shares as set forth in Article FIRST hereof, the Corporation was authorized to issue three hundred million (300,000,000) shares of stock, all of which were shares of Common Stock, par value $0.001 per share, having an aggregate par value of three hundred thousand dollars ($300,000), classified in five classes as follows:

CLASS	SHARES
Class A Series Shares	100,000,000
Class B Series Shares	50,000,000
Class C Series Shares	50,000,000
Class I Series Shares	50,000,000
Class AAA Series Shares	50,000,000

FOURTH: As hereby increased and classified, the total number of shares of stock which the Corporation has authority to issue is three hundred and fifty million (350,000,000) shares of stock, all of which are shares of Common Stock having an aggregate par value of three hundred and fifty thousand dollars ($350,000), classified in six classes as follows:

CLASS	SHARES
Class A Series Shares	100,000,000
Class B Series Shares	50,000,000
Class C Series Shares	50,000,000
Class I Series Shares	50,000,000
Class AAA Series Shares	50,000,000
Class T Series Shares	50,000,000

FIFTH: The Board of Directors of the Corporation increased the total number of shares of stock that the Corporation has authority to issue pursuant to Section 2-105(c) of the Maryland General Corporation Law and classified the additional shares under the authority contained in the charter of the Corporation.

SIXTH: The undersigned officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his or her knowledge, information, and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its President and attested by its Treasurer as of June 21, 2017.

ATTEST:		THE GABELLI VALUE 25 FUND INC.

By:	/s/John C. Ball	By:	/s/ Bruce N. Alpert
	Name: John C. Ball		Name: Bruce N. Alpert
	Title: Treasurer		Title: President